Exhibit 10.1

Aware, Inc.

Unrestricted Stock Award Agreement

  This Agreement is entered into as of July __, 2010 by and between Aware, Inc. (the “Company”) and [_______________] (the “Grantee”).

  For valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

  1. Unrestricted Stock Award.  In the event that Grantee continues to serve as a director, officer or employee of the Company or any subsidiary of the Company on the date indicated below, the Company shall issue to Grantee, at no cost to Grantee, an unrestricted stock award, pursuant to Section 7 of the Company’s 2001 Nonqualified Stock Plan (the “Plan”), of the applicable number shares of common stock, $0.01 par value per share, of the Company (“Unrestricted Stock”) indicated below.

1.1 On August 2, 2010, [___________] shares of Unrestricted Stock.

  The above unrestricted stock award has been granted to the Grantee in consideration of the Grantee’s service as director of the Company from June 1, 2010 to May 31, 2011.  The Company may, in its sole discretion, accelerate the date on which some or all of the Unrestricted Stock described above is issued.

  2. Nontransferability.  Grantee may not sell, assign, transfer, pledge or otherwise encumber Grantee’s right to receive the Unrestricted Stock.

  3. No Special Rights.  Nothing contained in the Plan or this Agreement shall confer upon the Grantee any right with respect to the continuation of his or her services to the Company or interfere in any way with the right of the Company at any time to terminate such services or to increase or decrease the Grantee’s compensation.

  4. Withholding.  Grantee shall, no later than the date as of which the value of any Unrestricted Stock first becomes includable in the gross income of the Grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of any Federal, state, local and/or payroll taxes of any kind required by law to be withheld with respect to such income.  The Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.  Grantee may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing Merrill Lynch to withhold from the Unrestricted Stock a number of shares with an aggregate Fair Market Value (as defined in the Plan, and determined of the date the withholding is effected) that would satisfy the withholding amount due with respect to such Award, or (ii) delivering to Merrill Lynch a check that would satisfy the withholding amount due.

  5. Subdivisions, Stock Splits, Mergers, etc. If the Company shall effect any subdivision or consolidation of shares of its stock or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares outstanding, in any such case without receiving compensation therefor in money, services or property, or if the Company merges with one or more corporations or other business entities, or if there is a consolidation of the Company and one or more corporations or other business entities, or if the Company is liquidated, or sells or otherwise disposes of substantially all of its assets, then the number and class of shares of Unrestricted Stock to be issued pursuant to this Agreement shall be appropriately adjusted in such a manner as to entitle the Grantee to receive upon the issuance of such Unrestricted Stock, the same total number and class of shares as he or she would have received as a result of the event requiring the adjustment had such Unrestricted Stock been issued immediately prior to such event.

  Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or class of shares of Unrestricted Stock to be issued pursuant to this Agreement.

  6. Miscellaneous.

6.1 Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Grantee.

6.2 This Agreement shall terminate immediately in the event that Grantee, for any reason, is no longer an employee, officer or director of the Company or a subsidiary of the Company (including, without limitation, by reason of death, disability, the Grantee’s voluntary resignation or the dismissal of the Grantee for any reason, with or without cause).

6.3 All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their names below or at such other address as may be designated in writing by either of the parties to one another.

6.4 This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

6.5 This Agreement  is executed in two (2) counterpart originals, one (1) to be retained by the Grantee and one (1) to be retained by the Company.

*           *           *

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as an agreement under seal as of the date first written above.

Aware, Inc.
40 Middlesex Turnpike
Bedford, MA 01730

By:
Title:

GRANTEE

Name:

Address: